Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
April 30, 2009

Thank you Steve and good morning everyone!

My comments relate primarily to the first quarter of 2009. We will file our Form 10-Q this morning.

For the first quarter of 2009, we reported earnings of $0.43 per diluted share. This compares with $0.78 per share in the same quarter of 2008. Revenues for the first quarter of 2009 were $794 million.
Earnings were above the upper end of the guidance by 13 cents per share. This was primarily due to a higher level of car sales to TRIP that closed near quarter-end, increasing earnings by 15 cents.

Rail Group
Moving to our Rail Group.
Revenues for this group decreased on a quarter-over-quarter basis by 50% to $284 million. Rail Group sales to Trinity’s Leasing and Management Services Group totaled $117 million in the first quarter of 2009 with profits of $8.9 million, or approximately 7 cents per diluted share. This compares with sales to our Leasing Group in the first quarter of 2008 of $217 million with profits of $31.2 million or 25 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Margin results for the Rail Group were a loss of 2.0%.

Looking forward, we anticipate that the Rail Group will report an operating margin loss of between 1% and 3% for the second quarter of 2009. This projection reflects the lower pricing environment, the number of cars to be shipped during the period and cost related to rightsizing the business.

The Rail Group backlog as of March 31, 2009 consisted of approximately 6,210 railcars, with an estimated sales value of $545 million. Our railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$260 million, $85 million and $200 million

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s first quarter performance was very strong, posting revenues of $157 million and operating profit of $38.9 million, for a margin of 24.8%. This group’s backlog, as of March 31, 2009, totaled approximately $402 million.

We anticipate Inland Barge revenues of between $135 and $145 million in the second quarter. Operating profit margins for this group are expected to range between 16% and 18% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the first quarter, this group’s revenues were flat quarter-over-quarter at $129 million. Operating profits were $18.3 million with an operating profit margin of 14.2%. We look for wind tower revenue to total approximately $370 million in 2009. Backlog for the wind tower business remained healthy at $1.3 billion as of March 31, 2009.

Construction Products Group
Revenues for our Construction Products Group declined 27% compared to the same quarter of the previous year due to the overall slowdown in infrastructure spending during the first quarter. This group experienced margin compression resulting from the reduced volumes coupled with the sale of higher priced inventory into a highly competitive, lower-priced market. We also had a $1.7 million write down of inventory. The end result was an operating loss of $1.9 million for the quarter. We anticipate a pickup in this business beginning in the second quarter and a return to profitability.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $222 million compared with $120 million in the same quarter of 2008. Operating profit for the first quarter was $53 million with $17 million resulting from railcar sales. Of the increase in 1st quarter sales, $87 million is due to cars sold from the fleet, while the remaining $15 million is attributable to increases in our fleet size during the past year.

For 2009, we anticipate approximately $275 — $325 million in net fleet additions to our lease fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet. This level of investment compares with $940 million in net fleet additions during 2008.

Consolidated
Moving to our consolidated results.

For 2009, we expect non-leasing capital expenditures of between $60 and $70 million. This compares to $132 million of non-leasing capital expenditures in 2008.

During the second quarter, we expect to eliminate approximately $150 million in revenue and between $11 and $13 million in operating profits as we grow our leasing business and sell cars to TRIP.
We anticipate earnings per share for the company to range between 20 and 30 cents per diluted share in the second quarter.

While the current economic climate is challenging, I am encouraged by our financial position, liquidity and the overall strength of our business platform. Our organic growth investments in railcar leasing and wind energy have proven to be earnings enhancements. The accomplishments of our finance staff in tapping the capital markets as a seasoned issuer continue to provide our company strength during these economic times.

At this time I will turn the presentation back to James for the question and answer session.